EXHIBIT 99.1 Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

  FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2019 SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – August 6, 2019 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the second quarter ended June 30, 2019 (“Q2”).

Overview
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Q2 2019 net sales decreased 29.1% to $5.8 million from $8.2 million in Q2 2018, primarily driven by a decrease in POPS solution revenue partially offset by increased innovation initiatives revenue.
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Q2 2019 operating loss was $683,000 compared to operating income of $253,000 in Q2 2018.
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Q2 2019 net loss was $488,000, or $0.04 per basic and diluted share, compared to net income of $184,000, or $0.02 per basic and diluted share in Q2 2018.

Insignia’s President and CEO Kristine Glancy commented, “Despite the challenges we have faced in 2019, I’m proud of the teams’ relentless approach on diversifying our portfolio, building client relationships and improving our overall operational effectivness. As a result, our expanded product portfolio continues to drive growth, delivering nearly 40% of sales in the second quarter. We believe these products will continue to drive growth and success for the organization, as we continue our overall focus on improving efficiency and effectiveness while allocating resources to drive continued growth. In addition, our Q2 2019 operating loss improved from our Q1 2019 results driven by the revenue growth on our new products. In July 2019, we filed a complaint against News America Marketing In-Store Services L.L.C. and certain of its affiliates as a result of their exercise of monopoly power through various actions designed to harm our core business. We continue to expect ongoing competivive pressure to challenge our business results for the remainder of the year.”

Ms. Glancy continued, “While we continue to focus on our innovation, we are not taking our eye off our core in-store signage business. We are actively working on deepening our relationships with existing clients, identifying new clients, while also staying focused on new retailer acquisition opportunities. Given the continued transformation and changes in our industry, we believe we are building a portfolio of products, a talented team and a customer-first approach that will be successful long-term. Despite a challenging year and situation we continue to maintain a strong balance sheet while strategically allocating resources to growth areas.”

Q2 2019 Results
Net sales decreased 29.1% to $5,842,000 in Q2 2019, from $8,245,000 in Q2 2018, primarily due to a decrease in POPS solution revenue. The number of signs placed and average price per sign both decreased, due to the loss of a significant retailer as a result of competitive pressures, and the completion of a non-recurring favorable CPG contract. Q2 2019 net sales were positively impacted by a 71.6% increase in innovation solutions revenue compared to Q2 2018.

Gross profit in Q2 2019 decreased to $1,465,000, or 25.1% of net sales, from $3,005,000, or 36.4% of net sales, in Q2 2018. The decrease in gross profit was primarily due to a decrease in POPS solution sales as our gross profit is highly dependent on sales levels due to the relatively fixed nature of a portion of our payments to retailers, combined with the decrease in average price per sign due to the completion of a non-recurring favorable contract, partially offset by an increase in revenue and profitability from innovation solutions.

Selling expenses in Q2 2019 were $693,000, or 11.9% of net sales, compared to $719,000, or 8.7% of net sales, in Q2 2018 due to reduced variable staff related expenses.

Marketing expenses in Q2 2019 were $585,000, or 10.0% of net sales, compared to $566,000, or 6.9% of net sales, in Q2 2018. Increased marketing expense was primarily the result of increased consulting expenses, partially offset by decreased staffing and variable staff related expenses.

General and administrative expenses in Q2 2019 were $870,000, or 14.9% of net sales, compared to $1,467,000, or 17.7% of net sales, in Q2 2018 due to lower variable staff related expenses and lower administrative costs. Q2 2018 general and administrative expense included $460,000 of expenses related to the negotiation and satisfaction of obligations under the May 2018 Cooperation Agreement.

Income tax benefit for Q2 2019 was 25.3% of pretax loss, or a benefit of $165,000, compared to income tax expense of 29.2% of pretax income, or $76,000, in Q2 2018.

As a result of the items above, the net loss for Q2 2019 was $488,000, or $0.04 per basic and diluted share, compared to net income of $184,000, or $0.02 per basic and diluted share, in Q2 2018.

As of June 30, 2019, cash and cash equivalents and held to maturity investments together totaled $9.3 million, compared to $10.2 million as of December 31, 2018.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “believe,” “continue,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future growth, future service revenues, changes in composition of retailer and CPG manufacturer networks, innovation and transformation of the Company’s business, and the nature or impact of pending legal proceedings, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales	$5,842,000	$8,245,000	$10,982,000	$15,664,000
Cost of sales	4,377,000	5,240,000	8,743,000	9,913,000
Gross profit	1,465,000	3,005,000	2,239,000	5,751,000
Operating expenses:
Selling	693,000	719,000	1,431,000	1,622,000
Marketing	585,000	566,000	1,250,000	1,170,000
General and administrative	870,000	1,467,000	1,578,000	2,474,000

Operating income (loss)	(683,000)	253,000	(2,020,000)	485,000
Other income, net	30,000	7,000	67,000	12,000

Income (loss) before taxes	(653,000)	260,000	(1,953,000)	497,000
Income tax expense (benefit)	(165,000)	76,000	(369,000)	149,000

Net income (loss)	(488,000)	184,000	(1,584,000)	348,000

Net income (loss) per share:
Basic	$(0.04)	$0.02	$(0.13)	$0.03
Diluted	$(0.04)	$0.02	$(0.13)	$0.03

Shares used in calculation of net income (loss) per share:
Basic	11,888,000	11,804,000	11,872,000	11,812,000
Diluted	11,888,000	12,076,000	11,872,000	12,040,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	June 30,	December 31,
	2019	2018

Cash and cash equivalents	$4,282,000	$10,160,000
Held to maturity investments	5,014,000	-
Working capital*	11,976,000	13,351,000
Total assets	20,291,000	23,953,000
Total liabilities	5,179,000	7,633,000
Shareholders' equity	15,112,000	16,320,000

*Defined as current assets less current liabilities.